                                                                    EXHIBIT 99.1

                    MADISON BANK ANNOUNCES WRITTEN AGREEMENT
                  WITH THE FEDERAL RESERVE BANK OF PHILADELPHIA

BLUE BELL, PA, June 28, 2002 - Madison Bancshares Group, Ltd., the Pennsylvania bank holding company of Madison Bank, Blue Bell, PA ("Madison Bank"), has announced that Madison Bank has entered into a Written Agreement (the "Written Agreement") with the Federal Reserve Bank of Philadelphia. Vito A. DeLisi, the President and Chief Executive Officer of Madison Bank stated, "The Written Agreement does not encompass specific matters related to the financial condition of the Bank and arose as a result of a three-day examination of Madison Bank in February 2002. Under the terms of the Written Agreement, Madison Bank is required to take steps to implement certain policies and procedures to enhance and improve compliance with the Currency and Foreign Transactions Reporting Act and Regulation H of the Board of Governors of the Federal Reserve System." DeLisi also stated that "we already have taken substantial measures to address the concerns raised by the Federal Reserve Bank."

Madison Bank, headquartered in Blue Bell, PA, operates branch offices in the Madison Bank Building, Blue Bell, PA, Plymouth Square Shopping Center, Conshohocken, PA, Village of Centre Square, Blue Bell, PA, Lancaster Avenue in Strafford, PA , Century Plaza in Lansdale, PA, as well as in Horsham, PA, Langhorne, PA, Jenkintown, PA and in the Fox Chase section of Northeast Philadelphia. For further information, please call Vito A. DeLisi at (215) 641-1111.